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                                                                Exhibit No. 10.3
November 8, 2002

Mr. Matthew D. Wrabley
602 Monticello Lane
Kennett Square, PA 19348


Dear Matt:

Neoware is pleased to offer you the position of Executive Vice President of Sales, reporting to me as of November 1, 2002.

In your capacity as Executive Vice President of Sales, you will be responsible for sales of all Neoware products worldwide excluding EMEA, for business development, and for marketing communications. Your objectives will be to increase Neoware's revenue in order to meet or exceed our sales goals, to meet your expense goals for your department, and to meet or exceed our profitability goals.

The base salary for this position is $6153.85 payable every two weeks, and you will be eligible for four weeks of vacation. Because we believe that all employees should work toward the same goals and benefit from the Company's success, on October 21, 2002, Neoware granted to you options to purchase 50,000 shares of stock in the Company with an exercise price equal to the closing price on that date, as detailed in your Stock Option Agreement. These non-qualified options are ten-year options, which will vest over four years, with twenty-five percent of the options vesting on each of your first four anniversaries, commencing on October 21, 2003.

In addition to your base salary, you will be eligible for (i) a bonus of up to $20,000 quarterly based on US/ROW sales and based upon meeting your department expense goals, and (ii) an executive bonus of up to $40,000 annually based upon the Company meeting its quarterly and annual revenue and profitability goals, as determined by Neoware's CEO and its Compensation Committee. This annual executive bonus amount can be doubled at the option of the Compensation Committee should the Company significantly exceed its goals. These goals may be adjusted from time to time at the discretion of the Company's CEO and Compensation Committee.

You understand that this letter is not an employment agreement, and that you are an employee at will. This means that employment and compensation can be terminated with or without "cause," and with or without notice, at any time, at the option of either Neoware or you, except as otherwise provided by law. Should your employment be terminated by the Company as a result of a "change in control" of the Company, Neoware will agree to continue to pay your base salary for a period of six months from the date of termination. For the purposes of this offer letter, "change in control" shall have the meaning set forth in
Section 14 of the Company's 1995 Stock Option Plan.

In exchange for this offer, you acknowledge that you have signed Neoware's standard non-disclosure and non-solicitation agreement.

We are very excited about your contributions to the Company in your new position of Executive Vice President of Sales of Neoware, and believe that you'll be a great asset to the Company in this position as we build our business.












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Please feel free to contact with any questions.


Very truly yours,

/S/Michael Kantrowitz
---------------------
Michael Kantrowitz
Chairman, President and CEO
Neoware Systems, Inc.

Accepted:

/S/Matthew D. Wrabley
---------------------
Matthew D. Wrabley

Date: December 27, 2002





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